UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

WII COMPONENTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-115490	73-1662631
(Commission File Number)	(I.R.S. Employer Identification No.)

525 Lincoln Avenue, SE, St. Cloud, MN	56304
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (320) 252-1503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement

On May 31, 2006, WII Components, Inc. (the “Company”), entered into a bonus arrangement with John Fitzpatrick, its chief executive officer. The arrangement consisted of a cash bonus of up to $658,800, the grant of options to purchase up to 240,000 shares of the Company’s voting common stock and the acceleration of the vesting of the unvested portion of Mr. Fitzpatrick’s existing stock options (the current unvested portion being 185,000 shares in the aggregate). Mr. Fitzpatrick will be entitled to receive the full amount of the cash payment and the vesting acceleration upon the sale of the Company, provided that Mr. Fitzpatrick is employed by the Company at the time of the sale. If Mr. Fitzpatrick is not employed at the time of the sale, he may be still eligible to receive a portion (such portion declining from 100% in the first year to 25% in the third year) of the cash payment and vesting acceleration in the event that the sale of the Company occurs within a three year period following the termination of his employment with the Company. Additionally, if Mr. Fitzpatrick is employed by the Company on June 30, 2009, he will be entitled to the full amount of the cash payment and vesting acceleration upon the subsequent sale of the Company whenever consummated. The options granted in connection with the bonus arrangement have an exercise price of $5.54 per share, however, the exercise price on the options to purchase 160,000 of the shares will increase by $0.83 per year after July 1, 2007 until the termination of the option. Finally, Mr. Fitzpatrick’s base salary was raised to $350,000 and the range of his potential annual incentive bonus was raised to 130% of his base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WII COMPONENTS, INC.

Date: May 31, 2006	By	/s/ DALE HERBST
Name: Dale Herbst
Title: Chief Financial Officer